Exhibit 16.1
September 18, 2025
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read the section under the heading “Changes in Independent Registered Public Accounting Firm” in Navan Corporation's Registration Statement on Form S-1, and have the following comments:
1.We agree with the statements made in the first sentence of the first paragraph, the second paragraph, the third paragraph, the first two sentences of the fourth paragraph, and the fifth paragraph.
2.We have no basis on which to agree or disagree with any of the other statements made in the section under the heading “Changes in Independent Registered Public Accounting Firm”.
Yours truly,
/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP